SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2004


                       EATON CORPORATION
--------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)


              Eaton Center
            Cleveland, Ohio                             44114
----------------------------------------         -------------------
(Address of principal executive offices)              (Zip Code)


                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code


Item 12.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On April 14, 2004, Eaton Corporation issued a press release announcing financial results for the quarter ended March 31, 2004. A copy of this press release is attached hereto as Exhibit 99.

                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Eaton Corporation

                                       /s/ R. H. Fearon
                                       -----------------------------
                                       R. H. Fearon
                                       Executive Vice President -
                                       Chief Financial and Planning Officer


Date: April 14, 2004

Exhibit 99

EATON REPORTS FIRST QUARTER NET INCOME PER SHARE UP 70 PERCENT TO $.85 ON RECORD QUARTERLY REVENUE

CLEVELAND ... Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $.85 for the first quarter of 2004, an increase of 70 percent over net income per share of $.50 in the first quarter of 2003. Sales in the quarter were a record $2.24 billion, 16 percent above the same period in 2003. Net income was $134 million compared to $72 million in 2003, an increase of 86 percent.

Net income in both periods included charges for restructuring activities related to the integration of acquisitions. Before these restructuring charges, operating earnings per share in the first quarter of 2004 were $.88 versus $.53 per share in 2003, an increase of 66 percent, and operating earnings for the first quarter of 2004 were $138 million compared to $77 million in 2003, an increase of 79 percent.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, "We are very pleased with our first quarter, which exceeded our previous guidance. Sales growth in the first quarter of 16 percent consisted of 2 percent from acquisitions, 4 percent from higher exchange rates, and 10 percent from organic growth. Our organic growth was made up of 6 percent growth in our end markets and 4 percent growth from outgrowing our end markets.

"In the first quarter, our segment operating margin before restructuring charges was 11.7 percent, the best quarter we have had since the second quarter of 2000," said Cutler.

"As we survey our end markets in 2004, we now anticipate growth of between 5 to 6 percent versus our original expectation for the year of 4 percent," said Cutler. "The mobile hydraulics markets, in particular, are stronger than we had anticipated, as are the residential electrical markets. Partially offsetting these stronger markets is the nonresidential electrical market, which is weaker than we anticipated."

During the quarter Eaton bought back 4.2 million shares, as announced in January, at an average price of $59 per share. The total expenditure on the repurchases was $250 million.

"We anticipate net income per share for the second quarter of 2004 to be $.90 to
$1.00.   We are raising our full-year guidance for net income per share by $.50, to between $3.65 and $3.80. Operating earnings per share, which exclude restructuring charges to integrate our recent acquisitions, are anticipated to be $.95 to $1.05 in the second quarter of 2004. We are raising our full-year guidance for operating earnings per share by $.50, to between $3.75 and $3.90."

Business Segment Results

First quarter sales of Eaton's largest business segment, Fluid Power, were $768 million, 10 percent above the first quarter of 2003. Both sales and operating profits for Fluid Power were all-time quarterly records. Fluid Power markets grew 8 percent compared to the same period in 2003, with North American fluid power industry shipments up 10 percent, commercial aerospace markets up 6 percent, and defense aerospace markets up 13 percent. Operating profits in the first quarter were $81 million. Operating profits before restructuring charges were $82 million, up 30 percent compared to a year earlier.

"The mobile and industrial hydraulics markets had strong growth in both sales and orders during the first quarter," said Cutler. "We anticipate that the growth in mobile hydraulics is likely to continue throughout 2004. The commercial and defense aerospace markets were also a bit stronger than expected in the first quarter."

In the Electrical segment, first quarter sales were $611 million, up 19 percent over 2003. Excluding the impact of the Delta acquisition and the new joint venture formed with Caterpillar, first quarter sales were up 12 percent compared to 2003. Operating profits in the first quarter were $45 million. Operating profits before restructuring charges were $50 million, up 52 percent from results in 2003.

"End markets for our electrical business grew about 2 percent during the first quarter," said Cutler. "Growth appears to be accelerating modestly but significant pockets of weakness still exist, particularly for larger industrial and commercial projects.

"We announced in early March the acquisition of the Electrum Group," said Cutler. "This acquisition, while small in size, significantly expands our capabilities to serve the telecommunications, data center and government power markets."

The Automotive segment posted first quarter sales of $478 million, 9 percent above the comparable quarter of 2003. Automotive production in NAFTA and in Europe was flat compared to the first quarter of 2003. Operating profits were $69 million, up 11 percent.

"Automotive segment revenue posted strong growth despite flat markets, reflecting the significant product and platform wins we have generated over the
last couple of years," said Cutler.   "We continue to expect that, for 2004 as a
whole, both the NAFTA and Europe automobile markets will be flat."

Among significant new business booked in the first quarter were contracts to supply locking differentials to Hyundai and Kia for several new vehicle programs. These contracts are expected to total approximately $150 million over the next six years.

The Truck segment posted sales of $381 million in the first quarter, up 39 percent compared to 2003, and recorded operating profits of $61 million, nearly three times the profit earned in the first quarter of 2003. NAFTA heavy-duty production was up 47 percent compared to 2003, NAFTA medium-duty production was up 22 percent, European truck production was down 2 percent, and Brazilian vehicle production was up 14 percent.

"First quarter production of NAFTA heavy-duty trucks totaled 52,000 units, slightly more than in the fourth quarter of 2003," said Cutler. "Monthly orders for new NAFTA heavy-duty trucks during the first quarter have been running above 30,000 units. As a result, we are growing increasingly confident that the NAFTA heavy-duty market in 2004 is likely to total at least 240,000 units.

"On March 31 we announced an agreement to form a joint venture in China with First Auto Works (FAW) to produce medium-duty transmissions for commercial vehicles," said Cutler. "This investment is particularly exciting given FAW's position as the largest manufacturer of commercial vehicles in China."

Eaton Corporation is a diversified industrial manufacturer with 2003 sales of $8.1 billion. Eaton is a global leader in fluid power systems and services for industrial, mobile and aircraft equipment; electrical systems and components for power quality, distribution and control; automotive engine air management systems and powertrain controls for fuel economy; and intelligent drivetrain systems for fuel economy and safety in trucks. Eaton has 51,000 employees and
sells products to customers in more than 100 countries.   For more information,
visit www.eaton.com.

Notice of Conference Call: Eaton's conference call to discuss its first quarter results is available to all interested parties via live audio webcast today at 10 a.m. EDT through the Investor Relations tab on Eaton's home page. This news release can be accessed under the Corporate News heading on the Eaton home page by clicking on the news release.

This news release contains forward-looking statements concerning the second quarter 2004 and full year 2004 net income per share and operating earnings per share, and our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; acquisitions and divestitures; new laws and governmental regulations; interest rate changes; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company's comparative financial results for the three months ended March 31, 2004 are available on the company's Web site, www.eaton.com.

Eaton Corporation
Comparative Financial Summary

                                                       Three months ended
                                                            March 31,
                                                       ------------------
(Millions except for per share data)                     2004        2003
                                                         ----        ----
Net sales                                              $2,238      $1,925
Income before income taxes                                173          99
Net income                                                134          72

Net income per Common Share assuming dilution          $ 0.85      $ 0.50
Average number of Common Shares outstanding             157.1       144.2

Net income per Common Share basic                      $ 0.87      $ 0.51
Average number of Common Shares outstanding             153.1       142.3

Cash dividends paid per Common Share                   $ 0.27      $ 0.22

Reconciliation of net income to operating earnings
--------------------------------------------------
Net income                                             $  134      $   72
Excluding restructuring charges (after-tax)                 4           5
                                                       ------      ------
Operating earnings                                     $  138      $   77
                                                       ======      ======
Net income per Common Share assuming dilution          $ 0.85      $ 0.50
Per share impact of restructuring charges (after-tax)    0.03        0.03
                                                       ------      ------
Operating earnings per Common Share                    $ 0.88      $ 0.53
                                                       ======      ======

Net income per Common Share, average number of Common Shares outstanding, cash dividends paid per Common Share and operating earnings per Common Share have been adjusted retroactively to reflect the two-for-one stock split effective February 23, 2004.

See accompanying notes.

Eaton Corporation
Statements of Consolidated Income

                                                       Three months ended
                                                           March 31,
                                                       ------------------
(Millions except for per share data)                     2004        2003
                                                         ----        ----
Net sales                                              $2,238      $1,925

Cost of products sold                                   1,621       1,415
Selling & administrative expense                          361         329
Research & development expense                             60          55
Interest expense-net                                       19          24
Other (income) expense-net                                  4           3
                                                       ------      ------
Income before income taxes                                173          99
Income taxes                                               39          27
                                                       ------      ------
Net income                                             $  134      $   72
                                                       ======      ======
Net income per Common Share assuming dilution          $ 0.85      $ 0.50
Average number of Common Shares outstanding             157.1       144.2

Net income per Common Share basic                      $ 0.87      $ 0.51
Average number of Common Shares outstanding             153.1       142.3

Cash dividends paid per Common Share                   $ 0.27      $ 0.22



Net income per Common Share, average number of Common Shares outstanding, and cash dividends per Common Share have been adjusted retroactively to reflect the two-for-one stock split effective February 23, 2004.

See accompanying notes.

Eaton Corporation
Business Segment Information

                                                       Three months ended
                                                            March 31,
                                                       ------------------
(Millions)                                               2004        2003
                                                         ----        ----
Net sales
---------
Fluid Power                                            $  768      $  697
Electrical                                                611         514
Automotive                                                478         440
Truck                                                     381         274
                                                       ------      ------
                                                       $2,238      $1,925
                                                       ======      ======
Operating profit
----------------
Fluid Power                                            $   81      $   58
Electrical                                                 45          32
Automotive                                                 69          62
Truck                                                      61          22
                                                       ------      ------
                                                          256         174
Corporate
---------
Amortization of intangible assets                          (6)         (6)
Interest expense-net                                      (19)        (24)
Minority interest                                          (3)         (3)
Pension & other postretirement benefit expense            (18)        (14)
Other corporate expense-net                               (37)        (28)
                                                       ------      ------
Income before income taxes                                173          99
Income taxes                                               39          27
                                                       ------      ------
Net income                                             $  134      $   72
                                                       ======      ======
See accompanying notes.

Eaton Corporation
Condensed Consolidated Balance Sheets

                                                        Mar. 31,    Dec. 31,
(Millions)                                                2004        2003
                                                          ----        ----
Assets
Current assets
--------------
Cash                                                    $   65      $   61
Short-term investments                                     514         804
Accounts receivable                                      1,399       1,190
Inventories                                                751         721
Deferred income taxes & other current assets               330         317
                                                        ------      ------
                                                         3,059       3,093
Property, plant & equipment-net                          2,030       2,076
Goodwill                                                 2,086       2,095
Other intangible assets                                    541         541
Deferred income taxes & other assets                       477         418
                                                        ------      ------
                                                        $8,193      $8,223
                                                        ======      ======
Liabilities & Shareholders' Equity
Current liabilities
-------------------
Short-term debt & current portion of long-term debt     $  300      $  302
Accounts payable                                           630         526
Accrued compensation                                       176         204
Accrued income & other taxes                               295         298
Other current liabilities                                  811         796
                                                        ------      ------
                                                         2,212       2,126
Long-term debt                                           1,662       1,651
Postretirement benefits other than pensions                632         636
Pensions & other liabilities                               644         693
Shareholders' equity                                     3,043       3,117
                                                        ------      ------
                                                        $8,193      $8,223
                                                        ======      ======

See accompanying notes.


Eaton Corporation

Notes to First Quarter 2004 Earnings Release
-------------------------------------------
Dollars in millions, except for per share data (per share data assume dilution)

Two-For-One Stock Split
-----------------------
On January 21, 2004, the Board of Directors of Eaton announced a two-for-one split of the Company's Common Shares effective in the form of a 100% stock dividend. The date of record for the stock split was February 9, 2004, and it was distributed on February 23, 2004. Accordingly, all per share amounts, average shares outstanding, and shares outstanding have been adjusted retroactively to reflect the stock split.

Acquisition of Business
-----------------------
On January 31, 2003, Eaton acquired the electrical division of Delta plc for approximately $215. First quarter 2003 includes only two months of sales and operating results for this business. This business has operations in Europe and in the Asia/Pacific area and had sales of $326 in 2002. This business is included in the Electrical segment.

Restructuring Charges
---------------------
In 2004 and 2003, Eaton incurred restructuring charges related primarily to the integration of the Boston Weatherhead fluid power business acquired in November 2002 and the electrical division of Delta plc acquired in January 2003. A summary of these charges follows:


                                      Three months ended March 31
                       ---------------------------------------------------------
                                                               Operating profit
                                                                    before
                        Restructuring      Operating profit      restructuring
                           charges            as reported           charges
                       ---------------------------------------------------------
                          2004    2003       2004     2003       2004     2003
                         -----   -----      -----    -----      -----    -----
Fluid Power                 $1      $5        $81      $58        $82      $63
Electrical                   5       1         45       32         50       33
Automotive                   -       -         69       62         69       62
Truck                        -       -         61       22         61       22
                         -----   -----      -----    -----      -----    -----
                             6       6       $256     $174       $262     $180
                                            =====    =====      =====    =====
Corporate                    -       1
                         -----   -----
Total pretax charges     $   6   $   7
                         =====   =====
After-tax charges        $   4   $   5
Per Common Share         $0.03   $0.03

Operating margin                             11.4%     9.0%      11.7%    9.4%

The restructuring charges are included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment or are included in Corporate expense-net, as appropriate.

Pension & Other Postretirement Benefit Expense
----------------------------------------------
Pretax income for first quarter 2004 was reduced by $4 ($3 after-tax, or $0.02 per Common Share) compared to first quarter 2003 due to increased pension and other postretirement benefit expense in first quarter 2004 resulting from the decline over the last several years in the market value of equity investments held by Eaton's pension plans, coupled with the effect of the lowering of discount rates associated with pension and other postretirement benefit liabilities at year-end 2003. Also, during January 2004, Eaton made a voluntary contribution of $75 to its United States pension plans.

Income Taxes
------------
The effective income tax rate for first quarter 2004 was 22.5% compared to 27.0% for first quarter 2003 and 24.0% for full-year 2003. The lower rate in 2004 reflects many factors, including higher earnings in international tax jurisdictions with lower income tax rates and increased use of international tax credit carryforwards.

Repurchase of Common Shares
---------------------------
In January 2004, Eaton initiated a plan to repurchase 4.2 million of its Common Shares to offset the shares issued during 2003 from the exercise of stock options. During first quarter 2004, the shares were repurchased at a cost of approximately $250.

Reconciliation of Operating Earnings
------------------------------------
This earnings release discloses operating earnings, operating earnings per Common Share and operating profit before restructuring charges for each business segment, each of which excludes amounts that make it different from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that each of these financial measures is useful to investors because it excludes transactions that are unusual due to their nature, size, infrequency, or limited duration and therefore allows investors to more easily compare the Company's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of the Company and each business segment.